Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in this Registration Statement on Form S-8 of our report dated February 27, 2009 relating to the financial statements and the effectiveness of internal control over financial reporting, which appear in GTC Biotherapeutics, Inc.’s Annual Report on Form 10-K for the year ended December 28, 2008.

/S/ PRICEWATERHOUSECOOPERS LLP

Boston, Massachusetts

May 27, 2009